AFBI Selected Data COMPANY HIGHLIGHTS $866.8 million in assets $714.1 million in loans $673.5 million in deposits 4.20% growth in assets 8.2% growth in loans $129.1 million in equity As of 2024 Q4 2024

AFBI Selected Data COMPANY HIGHLIGHTS $1.7 million in adjusted Q4 2024 earnings (1) $6.8 million in adjusted 2024 earnings (1) $1.3 million in Q4 2024 earnings $0.20 diluted EPS $0.26 adjusted diluted EPS (1) $5.4 million in 2024 earnings $0.83 diluted EPS $1.03 adjusted diluted EPS (1) (1) See Non-GAAP Reconciliation

AFBI Selected Data Operating income and Adjusted diluted earnings per share (1) December 31, 2024 December 31, 2023 Net Income (GAAP) $5,441 $6,448 Net loss on securities available for sale 385 - Merger-related expenses 1,304 - Income tax expenses (372) - Operating net income $6,758 $6,448 Weighted Average Diluted Shares 6,575 6,557 Adjusted diluted earnings per share $1.03 $0.98 (in thousands, including shares, except for adjusted diluted earnings per share) (1) See Non-GAAP Reconciliation

AFBI Selected Data Tangible Book Value Calculation (1) Tangible Equity Shares Outstanding Tangible Book Value Ending balance December 31, 2023 $103,150 6,417 $16.08 Unearned ESOP change 209 AOCI Change 620 Effect of goodwill and other intangibles 191 Net Income (GAAP) 5,441 Stock Compensation, net of taxes 1,329 Ending balance December 31, 2024 $110,940 6,410 $17.30 (in thousands, including shares, except for tangible book value) (1) See Non-GAAP Reconciliation

AFBI Selected Data Loan Composition as of December 31, 2024

AFBI Selected Data Deposit Composition as of December 31, 2024

AFBI Share Information

NON-GAAP RECONCILIATION

Non-GAAP Reconciliation	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Operating net income reconciliation							
Net income (GAAP)	$ 1,345	$ 1,730	$ 1,031	$ 1,335	$ 1,514	$ 5,441	$ 6,448
Net loss on securities available for sale	385	—	—	—	—	385	—
Merger-related expenses	119	196	939	50	—	1,304	—
Income tax expense	(111)	(43)	(207)	(11)	—	(372)	—
Operating net income	$ 1,738	$ 1,883	$ 1,763	$ 1,374	$ 1,514	$ 6,758	$ 6,448
Weighted average diluted shares	6,620,602	6,411,468	6,546,382	6,416,628	6,486,442	6,575,406	6,557,053
Adjusted diluted earnings per share	$ 0.26	$ 0.29	$ 0.27	$ 0.21	$ 0.23	$ 1.03	$ 0.98
Tangible book value per common share reconciliation							
Book Value per common share (GAAP)	$ 20.14	$ 20.02	$ 19.49	$ 19.21	$ 18.94	$ 20.14	$ 18.94
Effect of goodwill and other intangibles	(2.84)	(2.84)	(2.85)	(2.85)	(2.86)	(2.84)	(2.86)
Tangible book value per common share	$ 17.30	$ 17.18	$ 16.64	$ 16.36	$ 16.08	$ 17.30	$ 16.08
Tangible equity to tangible assets reconciliation							
Equity to assets (GAAP)	14.90%	14.61%	14.32%	14.18%	14.41%	14.90%	14.41%
Effect of goodwill and other intangibles	(1.81)%	(1.81)%	(1.83)%	(1.85)%	(1.91)%	(1.81)%	(1.91)%
Tangible equity to tangible assets (1)	13.08%	12.80%	12.49%	12.33%	12.50%	13.08%	12.50%

(1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.